Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2007, accompanying the consolidated financial statements of Celunol Corp. and subsidiaries for the years ended December 31, 2006 and 2005, contained in this Registration Statement and the related joint proxy statement/prospectus of Diversa Corporation on Form S-4. We consent to the use of the aforementioned report in the Registration Statement and the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Boston, Massachusetts

March 15, 2007